Exhibit 5


                          LUSE GORMAN POMERENK & SCHICK
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW

                     5335 WISCONSIN AVENUE, N.W., SUITE 400
                             WASHINGTON, D.C. 20015

                            TELEPHONE (202) 274-2000
                            FACSIMILE (202) 362-2902
                                 www.luselaw.com




February 6, 2009

Energy Services of America Corporation
100 Industrial Lane
Huntington, West Virginia 25702

Reference is made to the Registration Statement on Form S-3 (the "Registration Statement") filed by Energy Services of America Corporation (the "Company"), a Delaware corporation, under the Securities Act of 1933, as amended (the "Act"), covering (i) 2,150,000 shares of our common stock issued to the Selling Stockholders (as defined in the Registration Statement) pursuant to the Registration Rights Agreement, dated as of September 6, 2006 (which we refer to as the "Registration Rights Agreement"), (ii) 2,964,763 shares of our common stock issued to the former stockholders of C.J. Hughes Construction Company, Inc., (iii) 3,076,923 shares of our common stock issuable upon exercise of warrants with a fixed exercise price of $5.00 per share issued pursuant to the Registration Rights Agreement (which we refer to as the "$5.00 warrants"). We are also registering for resale, 3,076,923 $5.00 warrants, from time to time by the Selling Stockholders.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Common Stock and Warrants to be sold, when issued and sold in accordance with and in the manner described in the plan of distribution set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

2. Each of the Common Stock and Warrants constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable federal or state law and consideration of public policy.

Energy Services Corporation of America
February 6, 2009
Page 2 of 2


We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,



/s/  Luse Gorman Pomerenk & Schick, P.C.